Exhibit 99.1

Chelsea Therapeutics Announces Exercise of Over-Allotment Option and Completion of the Public Offering of Common Stock

Charlotte, NC, January 11, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) has completed its previously announced underwritten public offering of 4,989,275 shares of common stock, including 650,775 shares issued pursuant to the underwriters exercise in full of their over-allotment option, at a public offering price of $4.75 per share. Exercise of the over-allotment option increases the net proceeds to the company, after underwriting discounts and commissions and estimated offering expenses, from approximately $19.2 million to $22.1 million.

Chelsea intends to use the net proceeds from the offering to fund its droxidopa programs, including regulatory, commercialization and marketing activity for Northera™ (droxidopa), to fund its study of CH-4051 for the treatment of rheumatoid arthritis, to fund development of its other product candidates and for general corporate purposes.

Leerink Swann LLC acted as the sole book-running manager for the offering. Needham & Company, LLC and Roth Capital Partners, LLC acted as the co-managers of the offering.

Chelsea has filed registration statements on Form S-3, as well as a final prospectus supplement and accompanying prospectus, with the Securities and Exchange Commission. The final prospectus supplement and accompanying prospectus relating to the offering may be obtained by sending a request to Leerink Swann LLC, Attention: Syndicate Prospectus Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, by telephone at 617-918-4814, or by facsimile at 617-918-4914.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including Northera™ (droxidopa), an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the use of proceeds from the public offering, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth under the heading “Risk Factors” in our public filings we have periodically made and will make with the Securities and Exchange Commission and the final prospectus supplement related to the offering.

Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com